EXHIBIT 99.1

Contacts:	Ramses Erdtmann Pharmacyclics, Inc. (408) 215-3325 Carolyn Wang WeissComm Partners (415) 946-1065

PHARMACYCLICS, INC. ANNOUNCES CLOSING OF A PRIVATE FINANCING WITH THE PRINCIPALS OF PACIFIC BIOPHARMA GROUP, LTD.

Sunnyvale, CA USA February 20, 2009: Pharmacyclics (NASDAQ:PCYC) announced today the close of a financing in connection with an investment by the principals of Pacific Biopharma Group, Ltd. (PBG), located in San Bruno California and Taizhou, Jiangsu Province, People's Republic of China. The transaction was structured as an approximately $1.4 million dollar private investment into Pharmacyclics at $0.93/share. Robert Duggan, CEO of Pharmacyclics noted, "We appreciate the vote of confidence by the principals of PBG, all extremely successful biotech, pharmaceutical and/or generic drug industry executives who have separately built three billion dollar plus companies. We are in active communication with the principals of PBG discussing collaborative opportunities including terms & conditions around which we may choose to in- license an early stage Phase II drug. We look forward to a fruitful relationship."

Pharmacyclics currently has four drugs in Phase I to Phase III clinical development for cancer. This includes a leading histone deacetylase inhibitor (PCI- 24781) for multiple cancers; an inhibitor of Factor VIIa (PCI- 27483) targeting pancreatic, gastric, colon and breast cancers; a first in class inhibitor of Bruton's tyrosine kinase (Btk) (PCI-32765) currently in a Phase 1 clinical trial and targeting B-cell related oncology applications; a Btk inhibitor in advanced preclinical testing (PCI-45261) targeting autoimmune and allergic indications; and an HDAC-8 inhibitor (PCI-34051) for autoimmune and cancer indications. Motexafin gadolinium (MGd) has completed two Phase III trials in patients with brain metastases from non-small- cell lung cancer (NSCLC) and other cancers and is currently in a Phase II trial for glioblastoma.

ABOUT PHARMACYCLICS

Pharmacyclics is committed to creating and developing novel pharmaceutical products that treat serious unmet medical needs in oncology and autoimmune diseases. Its deep and broad pipeline includes four innovative drug candidates that are currently under clinical development. The Company is headquartered in Sunnyvale, California and is listed on NASDAQ under the symbol PCYC. To learn more about how Pharmacyclics advances science to improve human healthcare visit us at http://www.pharmacyclics.com.

ABOUT PACIFIC BIOPHARMA GROUP

PBG is an oncology development company focused on development of drugs to treat pediatric cancer, small cell lung cancer and melanoma. PBG was founded by distinguished pharmaceutical executives, with research centers in the United States and China Medical City. It is headquartered in San Bruno, CA and in Taizhou, Jiangsu Province at the China Medical City complex.

NOTE: Other than statements of historical fact, the statements made in this press release about enrollment and future plans for our clinical trials, progress of and reports of results from preclinical and clinical studies, clinical development plans and product development and corporate partnering activities are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. The forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that may cause actual results to differ materially from those in the forward-looking statements. For further information about these risks and other factors that may affect the actual results achieved by Pharmacyclics, please see the company's reports as filed with the U.S. Securities and Exchange Commission from time to time, including but not limited to its quarterly report on Form 10-Q for the period ended December 31, 2008. Forward-looking statements contained in this announcement are made as of this date, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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